UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2015

Conn’s, Inc.
(Exact name of registrant as specified in charter)

1-34956
(Commission File Number)

Delaware	06-1672840
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
4055 Technology Forest Blvd, Suite 210 The Woodlands, Texas 77381 (Address of principal executive offices) (Zip Code)

(936) 230-5899
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 23, 2015, Conn’s, Inc. (the “Company”) entered into an agreement (the “Standstill Agreement”) with Anchorage Capital Group, L.L.C. (“Anchorage”) pursuant to which Anchorage agreed to certain standstill provisions and the Company agreed to waive the applicability of Section 203 of the Delaware General Corporation Law (“Section 203”) to the acquisition by Anchorage and its affiliates and associates (as such terms are defined in Section 203, the “Anchorage Group”) of up to 7,870,657 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”).  Section 203 imposes certain restrictions on business combinations with an “interested stockholder,” which classification would, absent the waiver contained in the Standstill Agreement, apply to Anchorage for three years following its acquisition of 15% or more of the Company’s outstanding shares of Common Stock.

Under the terms of the Standstill Agreement, Anchorage has agreed to certain standstill restrictions for fifteen months following October 23, 2015, including restrictions that prevent the Anchorage Group from (1) soliciting or granting proxies to vote shares of Common Stock or initiating stockholder proposals for consideration by the Company’s stockholders, (2)  nominating directors for election to the board of directors of the Company (the “Board”), (3) voting for any nominee or nominees for election to the Board, other than those nominated or supported by the Board, (4) forming or participating in any “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, (5) separately, or in conjunction with any person, propose publicly or participate in, effect or seek to effect, any tender offer or exchange offer, rights offering, spin-off, public offering of securities, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of material assets, liquidation or dissolution involving the Company or any of its material subsidiaries or its or their securities or a material amount of its or their assets or businesses (except following a declaration of bankruptcy or similar event), (6) seek to call or call a special meeting of the stockholders of the Company, or make a request for a list of the Company’s stockholders or other Company records, (7) take any public action to act alone or in concert with others to control or seek to control, or to influence or seek to influence, the management, the Board or the policies of the Company, (8) transfer or otherwise dispose of, directly  or indirectly, any shares of Common Stock to any person (or such person’s affiliates or associates) that Anchorage can determine from publicly available information beneficially owns, or as a result of such transfer or other disposition would beneficially own, 14.99% or more of the then-outstanding shares of Common Stock, or (9) sell, offer or agree to sell all or substantially all, directly or indirectly, through swap or hedging transactions, derivative agreements or otherwise, voting rights decoupled from the underlying Common Stock held by Anchorage and its affiliates to any third party.  The Standstill Agreement does not limit Anchorage from voting or tendering its shares of Common Stock in its sole discretion (except as otherwise provided in the Standstill Agreement), making any public statement or announcement with respect to certain extraordinary transactions (such as mergers, tender offers, asset transfers, reorganizations or recapitalizations) proposed by the Company that require a vote of the Company’s stockholders and that is publicly announced by the Company after October 23, 2015, engaging in open market transactions involving Common Stock or holding Common Stock in margin accounts in the ordinary course of business.

The Standstill Agreement further provides that in order for the Anchorage Group to be subject to the waiver under Section 203, it must own at least 15% of the Company’s outstanding shares of Common Stock by January 23, 2017.  If after January 23, 2017, at any time the Anchorage Group ceases to own at least 10% of the Company’s outstanding shares of Common Stock for three consecutive months, then the waiver under Section 203 will no longer be applicable to the Anchorage Group.

Item 7.01 Regulation FD Disclosure.

On October 23, 2015, the Company issued a press release announcing the launch of a consent solicitation seeking consents from the holders of its outstanding 7.250% Senior Notes due 2022 to certain amendments to the Senior Notes Indenture dated as of July 1, 2014, among Conn’s, Inc. the guarantors party thereto and U.S. Bank National Association, as trustee, as amended.  A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

None of the information contained in Item 7.01 or Exhibit 99.1 of this Form 8-K shall be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and none of it shall be incorporated by reference in any filing under the Securities Act of 1933, as amended.  Furthermore, this report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated October 23, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONN'S, INC.

		By:	/s/ Thomas R. Moran
		Name:	Thomas R. Moran
		Title:	Executive Vice President and CFO
Date:	October 23, 2015

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